SETTLEMENT AGREEMENT

This Settlement Agreement (“this Agreement”) is made as of this 13th day of February, 2015 (“Effective Date”) by and between HELPFUL ALLIANCE COMPANY, a Florida Corporation having a registered address at 150 SE 2°d Avenue, Suite 1010, Miami, FL 33131 (“Borrower”) and ZIMAS LLC, a Florida Limited Liability Company having an address at 18911 Collins Avenue, Unit 2701, Sunny Isles Beach, FL 33160 (together with its successors and assigns, the “Lender”), collectively herein referred to as the “Parties”.

WITNESSETH:

WHEREAS, as of the Effective Date of this Agreement, the Lender lent to the Borrower an aggregate amount of $400,000 in the form of convertible subordinated loan (the “Loan”) as evidenced by the promissory note of the Borrower issued under the Loan and Security Agreement between the Parties dated June 1, 2014 (the “Loan Agreement”);

WHEREAS, the Loan Agreement provides for conversion of the principal amount of the Loan into the shares of the Borrower’s common stock (“Conversion’’);

WHEREAS, during the Loan term, the number of authorized shares of capital stock of the Borrower was adjusted with 10 to 1 stock split, which resulted in the increase in the price per share of common stock reserved for satisfaction of Conversion rights of the Lender from $1.60 to $16.00 per share;

WHEREAS, in order to provide additional protection to the Borrower, the Parties desire to adjust the Conversion price per share, and

NOW THEREFORE, the Parties hereto agree to amend Section 5.5 of the Loan Agreement as follows:

1.	Section 5.5(1) shall be amended to state “The borrower will reserve in the name of the Lender the amount of Two Hundred Fifty Thousand shares of the Borrower’s common stock (“Collateral Shares’’) The Borrower will have the right to redeem the collateral shares by promptly repaying the Principal Amount in full with Interest on Maturity Date, in which case the Collateral Shares shall no longer be reserved and the Borrower shall have the right to use the Collateral Shares for any purposes at the Borrower’s sole discretion.”

2.	Section 5.5(2) shall be amended to state “At the option of the Lender, all or part of the Principal Amount then due and outstanding, may be converted into the shares of the Borrower’s common stock priced at $1.60 per share at any time prior to the Maturity Date, provided that the Lender shall give to the Borrower a written notice of Conversion at least sixty days prior to the desired Conversion date (“Optional Conversion”). Upon completion of such Optional Conversion, the amount of the Principal Amount so converted (“Payment Amount’’) shall be deemed paid and no longer due hereunder, the Principal Amount of the Loan shall be reduced by the Payment amount, and the corresponding amount of the Collateral Shares shall be no longer reserved by the Borrower.”

3.	Section 5.5(3) shall be amended to state “If the Borrower fails to repay the Principal Amount on the Maturity Date, the Lender shall have the right, but not obligation, to convert the Principal Amount of the Loan, together with any Interest then due and payable on the Principal Amount, into fully paid and non-assessable shares of the Borrower ‘s common stock priced at $0.16 per share (“Forced Conversion”.) Upon completion of such Forced Conversion, the amount of the Principal Amount and the Interest so converted shall be deemed paid and no longer due hereunder and the corresponding amount of the Collateral Shares shall be no longer reserved by the Borrower.”

4.	Section 5.5(4) shall remain as is.

5.	The remainder of the Loan Agreement shall remain not changed.

6.	This Agreement may be executed in two counterparts, each of which shall be deemed an original and enforceable against the Party actually executing such counterpart, and all of which together shall constitute one and the same instrument.

7.	The Lender hereby agrees that the Lender had ample opportunity to review this Agreement and to obtain independent legal counsel to review this Agreement.

8.	This Agreement is final and irrevocable.

9.	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to its conflicts of laws principles.

10.	This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by any Party.

11.	Notices or other communication required or permitted to be given hereunder shall be in writing and shall be given by certified mail delivery. Any notice or other communication shall be deemed given at the time it is received at the.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the date first above written.

ZIMAS, LLC

/s/ Zena Katz
Zena Katz, Managing Member

HELPFUL ALLIANCE COMPANY

/s/ Sergey Gurin
Sergey Gurin, Vice President